Rule 424(b)(3)
                                                      Registration No. 333-40429
                                                          Aviation Sales Company

PROSPECTUS


                                5,483,970 SHARES


                             AVIATION SALES COMPANY

                     COMMON STOCK, PAR VALUE $.001 PER SHARE

         This Prospectus relates to an aggregate of 5,483,970 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Aviation Sales Company, a Delaware corporation (the "Company"), being sold by certain stockholders (the "Selling Stockholders") who have acquired such shares in connection with the organization of the Company and in acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit public sale or other distribution of the Shares. The Company is contractually obligated to register the Shares on behalf of the Selling Stockholders.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly or indirectly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior written consent, by donees of the Selling Stockholders, or other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to this registration. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "AVS". The last reported sales price of the Common Stock of the Company on the NYSE on November 28, 1997 was $35.69 per share.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is December 4, 1997

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

AVAILABLE INFORMATION.....................................................  4

THE COMPANY...............................................................  5

RISK FACTORS..............................................................  6

USE OF PROCEEDS..........................................................  10

SELLING STOCKHOLDERS.....................................................  11

PLAN OF DISTRIBUTION.....................................................  12

DESCRIPTION OF CAPITAL STOCK.............................................  13

LEGAL MATTERS............................................................  16

EXPERTS..................................................................  16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................  17

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                                   THE COMPANY

GENERAL

         The Company is a recognized world leader in the aircraft spare parts redistribution market and provides a wide range of value-added inventory management services to its customers. The Company sells aircraft spare parts to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. The inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services, consignment and leasing of inventories of aircraft parts and engines.

         The Company's executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122. Its telephone number is (305) 592-4055.

RECENT DEVELOPMENTS

         ACQUISITION OF AEROCELL. On September 30, 1997, the Company acquired in a merger transaction, all of the outstanding capital stock of Aerocell Structures, Inc., an Arkansas corporation ("Aerocell"), in exchange for an aggregate of 620,970 shares of Common Stock. Aerocell owns and operates an overhaul and repair facility licensed by the Federal Aviation Administration (the "FAA"). The Aerocell acquisition has been accounted for as a pooling of interests business combination.

         ACQUISITION OF KRATZ-WILDE. On October 17, 1997, the Company acquired substantially all the assets of Kratz-Wilde Machine Co., a Kentucky corporation ("KWMC"), for approximately $42.5 million in cash. The KWMC acquisition was financed through existing bank lines of credit. As part of such acquisition, the Company entered into employment agreements with key members of KWMC's management group. KWMC specializes in the manufacture of machined components primarily for jet engines but also produces some automotive and faucet components.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 with respect to the financial condition, management's discussion and analysis of financial condition and results of operations, business of the Company, and risk factors. The words "estimate," "project," "intend," "expect," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating), achievements expressed or implied by such forward-looking statement. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EFFECTS OF THE ECONOMY ON THE COMPANY'S SPARE PARTS BUSINESS

         Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, as well as original equipment manufacturers, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) become less viable as the price of fuel increases. There can be no assurance that economic and other factors which may affect the airline industry will not have an adverse impact on the Company's results of operations.

RISKS REGARDING THE COMPANY'S SPARE PARTS INVENTORY

         The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. Parts owned or acquired by the Company


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


may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced.

GOVERNMENT REGULATION

         The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's spare parts business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. Additionally, the Company must be certified by the FAA and, in some cases, by original equipment manufacturers in order to manufacture or repair aircraft components. Although the Company believes that its newly acquired manufacturing and repair operations are in material compliance with applicable regulations, there can be no assurance of this fact. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have an adverse impact on the Company.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition and results of operations.

GROWTH STRATEGY AND RISKS RELATING TO FUTURE ACQUISITIONS

         A key element of the Company's strategy involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand the Company's existing business. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in the Company's credit agreements. In addition, acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with all of its executive officers. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company.

COMPETITION

         The markets for the Company's product and services are extremely competitive, and the Company faces competition from a number of sources. These include major aircraft manufacturers, airline and aircraft service companies, and aircraft spare parts redistributors. Certain of the Company's competitors have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

         The Company's business exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold or manufactured by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the financial condition of the Company.

DIVIDEND POLICY

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

PRICE VOLATILITY

         The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

         As of the date of this Prospectus, two of the Company's stockholders beneficially own 27.5% and 17.5%, respectively, of the outstanding Common Stock and the Company's directors and executive officers, as a group, beneficially own an aggregate of 39.2% of the outstanding Common Stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to control the election of all of the members of the Company's Board of Directors and, therefore, to control the business, policies and affairs of the Company.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. See "Description of Capital Stock" for a description of these provisions. In addition, the Board of Directors of the Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. See "Description of Capital Stock." The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF THE COMPANY'S COMMON STOCK.

         Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. In addition, the Company may issue Common Stock in connection with possible future acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder or by contract. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.

                                 USE OF PROCEEDS

         This Prospectus relates to the Shares being offered and sold for the account of the Selling Stockholders. This Prospectus also may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares but will pay expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each of the Selling Stockholders on the date hereof, the aggregate number of shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus, and the aggregate number and percentage of shares of Common Stock that will be beneficially owned by each Selling Stockholder after completion of this offering (the "Offering"). However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time.

         To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table.

                                   NUMBER OF       NUMBER OF
                                     SHARES       SHARES BEING
                                  BENEFICIALLY     OFFERED FOR         SHARES          PERCENTAGE OF
                                  OWNED PRIOR       SELLING         BENEFICIALLY       SHARES OWNED
                                     TO THE       STOCKHOLDER'S      OWNED AFTER         AFTER THE
  SELLING STOCKHOLDERS              OFFERING         ACCOUNT       THE OFFERING(1)      OFFERING (1)
--------------------------        ------------    -------------    ---------------     -------------
Robert Alpert (2)                  2,362,000        2,362,000             --                --
J/T Aviation Partners              1,501,000        1,501,000             --                --
Dale S. Baker (3)                    325,000          300,000           25,000               *
Harold M. Woody (3)                  225,000          200,000             --                --
Michael A. Saso(4)                    85,000           75,000           10,000               *
Joseph E. Civiletto(4)                45,000           25,000           20,000               *
James D. Innella(4)                  100,000           75,000           25,000               *
Mark F. Stiegel(5)(6)                100,000          100,000             --                --
Al Short(5)(6)                        50,000           50,000             --                 *
James C. Stoecker(5)                  13,333           13,333             --                --
Kathryn M. Stoecker(5)                51,667           51,667             --                --
Kathryn M. Stoecker
    International Trust(5)           110,000          110,000             --                --
Thomas H. Butler(5)                  103,495          103,495             --                --
Loren L. Furnas(5)                   103,495          103,495             --                --
James Y. Johnson, II(5)(6)           103,495          103,495             --                --
Kennth D. Loomer (5)(6)              103,495          103,495             --                --
Charles R. Quinn(5)                  103,495          103,495             --                --
Ronald E. Reagan(5)                  103,495          103,495             --                --
                                                    ---------
                                                    5,483,970
                                                    =========

----------
*    Less than one percent of the outstanding Common Stock

(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.
(2)  Director of the Company.
(3)  Director and Executive Officer of the Company
(4)  Executive Officer of the Company.
(5) Seller of an interest in a company acquired by the Company or a transferee of such an interest.
(6)  Employee of the Company or one of its subsidiaries.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which Shares may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in such Shares (whether such securities are listed on a national securities exchanges or otherwise) or pursuant to which such Shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Persons engaged in the distribution of the Shares are restricted from engaging in certain market-making activities with respect to the Common Stock for the period specified by Regulation M of the Exchange Act.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such supplement if any such Shares are purchased.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital consists of 30,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). None of the preferred stock is outstanding.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. The Common Stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

         Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in the Company's credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

PREFERRED STOCK

         The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

         GENERAL. A number of provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy context, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the

Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interest of the Company and all of its stockholders.

         ISSUANCE OF RIGHTS. The Certificate authorized the Board of Directors to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of
(i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights.

         MEETINGS OF STOCKHOLDERS. The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

         AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the Board of Directors and amendments to the Certificate.

         AMENDMENTS OF BYLAWS. The Certificate provides that the Bylaws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual


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


meeting of stockholders or a special meeting called for such purposes, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

NEW YORK STOCK EXCHANGE

         The Company's Common Stock is traded on the NYSE under the symbol
"AVS."

TRANSFER AGENT

         The Transfer Agent for the Shares of Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

         The consolidated financial statements and schedule, incorporated by reference in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent certified public accountants and are included herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.


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


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (as amended on Form 10-K/A dated April 30, 1997).

         (b) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

         (c)   Proxy Statement of the Company dated August 19, 1997.

         (d)   Current Report of the Company on Form 8-K filed on October 14,
               1997.

         (e)   Current Report of the Company on Form 8-K filed on October 15,
               1997.

         (f)   Current Report of the Company on Form 8-K filed on November 3,
               1997.

         (g) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 28, 1996, together with any amendment or report filed with the Commission for the purpose of updating such description.

         (h)   All reports and documents filed by the Company pursuant to
               Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus; and

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Aviation Sales Company at the Company's principal executive office, 6905 NW 25th Street, Miami, Florida 33122, Telephone (305) 592-4055.


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